OLD NATIONAL BANCORP

One Main Street
Evansville, IN 47708

April 27, 2009

Dear Shareholder,

As we continue to confront unprecedented economic challenges and volatility in the financial markets, preserving Old National's strong capital position becomes more important than ever. Our view, as shared by many economists, is that it could be quarters before we see any meaningful signs of economic recovery.

Given this outlook, and with full board and management support, we have decided to reduce the second quarter cash dividend from the previous $.23 per common share to $.07 per common share. This dividend will be payable June 15, 2009, to shareholders of record as of June 1, 2009.

While we recognize the significance of our dividend to shareholders, we believe this reduction is prudent to fortify our strong capital base and ensure that your company can withstand the challenges facing the banking industry today, while remaining positioned to take advantage of current and future growth opportunities.

We continue to maintain a strong capital position, recently validated by a rigorous stress test that led to our ability to repay TARP funds. Like Old National, many other strongly capitalized and well-managed institutions have reduced their dividends as an investment in the future. Please know that we take this and all decisions that affect your company very seriously, as it is our responsibility to ensure that Old National is positioned to prosper once the economy emerges from this difficult cycle.

We will continue to review the cash dividend on a quarterly basis, carefully examining key factors such as our earnings, capital requirements and financial condition. Based upon this quarterly review, we will make the decision that best reflects the long-term goals and mission of your company.

If you have any questions or concerns, please feel free to contact either of us at the numbers listed below.

Sincerely,
Bob Jones President & CEO Old National Bancorp (812) 464-1280	Larry Dunigan Chairman Old National Bancorp (812) 464-1431